Exhibit 10.51

WEBSTER BANK, N.A.

REVOLVING LINE OF CREDIT LOAN AGREEMENT

April 24, 2013

THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT (this “Agreement”), made as of the above date, by and between GRIFFIN LAND & NURSERIES, INC., a Delaware corporation, having an address at One Rockefeller Plaza, Suite 2301, New York, New York 10020 (“Borrower”), and WEBSTER BANK, N .A., a national banking association, with an address at CityPlace II — 185 Asylum Street, Hartford, Connecticut 06103 (the “Bank”).

Borrower and the Bank agree as follows:

l.                                          The Credit Loan. In reliance on the representations and warranties contained herein, and upon the fulfillment of all conditions set forth herein, the Bank agrees to make advances (each an “Advance”; collectively, the “Advances”) to Borrower at any time and from time to time on or after the date hereof to and including the Maturity Date (as hereinafter defined) or the Extended Maturity Date (as hereinafter defined), as the case may be, pursuant to that certain Revolving Line of Credit Note, dated the date hereof (the “Note”), made by Borrower in favor of the Bank, provided that the aggregate unpaid principal amount of the Advances shall not exceed Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (the “Credit Loan”). Notwithstanding anything contained herein to the contrary, no Advance shall be made if at any time there is an Event of Default (hereinafter defined) or any event has occurred which with the passage of time or the giving of notice, or both, would constitute an Event of Default. All Advances made to Borrower hereunder shall be payable in full upon demand of the Bank on the Maturity Date or the Extended Maturity Date, as the case may be. The Credit Loan is subject to the terms and conditions of this Agreement and the Note. Each Advance made by the Bank hereunder and each payment of principal or interest under the Note shall be noted by the Bank on its records provided that any failure to record any such information on such records shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Agreement or the Note. Borrower hereby agrees to repay the outstanding Advances under the Credit Loan together with interest thereon as set forth in Section 2 herein. Proceeds of the Credit Loan are to be used to fund working capital for Borrower, including without limitation, pre-development costs, acquisitions, tenant improvement work and other related capital costs, funding issuance of letters of credit and for other general business purposes of Borrower’s businesses.

2.                                      Definitions.  All capitalized terms used in this Agreement, or in any certificate, report or other document, instrument or agreement executed or delivered pursuant hereto and thereto (unless otherwise indicated therein) shall have the meanings ascribed to such terms below.

“Applicable Interest Rate” shall mean the One Month LIBOR Rate (as hereinafter defined) plus 275 basis points per annum, or the Daily Rate (as hereinafter defined) plus 275 basis points per annum, as elected by Borrower.

“Breakage Costs” means, for all One Month LIBOR borrowings, an amount equal to all costs Bank sustains in breaking or unwinding any Advance at the LIBOR Rate, and all expenses that Bank sustains or incurs as a result of prepayment or receipt of principal with respect to a loan bearing interest at the LIBOR Rate on a day other than the last day of the then current Interest Period.

“Business Day” shall mean any day other than a Saturday, Sunday or day which shall be in the State of Connecticut a legal holiday or day on which banking institutions are required or authorized to close.  If any payment becomes due on a day which is not a Business Day, the due date of the payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

“Daily Rate” shall mean the variable per annum rate of interest equal to the “One Month LIBOR” as published in the Money Rates Section of the Wall Street Journal or any equivalent section of that newspaper.

“Interest Period” (except as to Daily Rate borrowings) means one (1) month, provided, however, that:

(i)                                                if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day;

(ii)                                             any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“One Month LIBOR Rate” shall mean the variable per annum rate of interest equal to the “One Month LIBOR” as published in the Money Rates Section of the Wall Street Journal or any equivalent section of that newspaper.

“LIBOR Rate” shall mean either the One Month LIBOR Rate or the Daily Rate, as elected by Borrower.  If Borrower fails to elect either the One Month LIBOR Rate or the Daily Rate, the One Month LIBOR Rate shall apply. Bank shall not be required to notify Borrower of any adjustments in any interest rate payable hereunder.  Each change in the interest rate hereunder resulting from a change in the LIBOR Rate shall become effective as of the opening of business on the day on which such change in the LIBOR Rate is announced. In no event shall the Applicable Interest Rate exceed the maximum rate permitted by applicable law. Any payments in excess of such maximum rate permitted by applicable law shall be deemed a prepayment of outstanding Advances under the Credit Loan, to be applied in accordance with this Agreement.  If Bank reasonably determines (which reasonable determination shall be conclusive and binding upon Borrower) that the LIBOR Rate is not published in the Wall Street Journal or that it is unlawful to maintain or fund LIBOR Rate loans, then (x) Bank shall give facsimile notice of such determination to Borrower at least one day prior to the commencement date of such Interest Period, and (y) the Applicable Interest Rate shall become a comparable rate of interest determined by Bank in its sole discretion.

“Maturity Date” has the meaning set forth in Section 3(A)(ii) hereof.

“Mortgages” shall mean those two (2) Open End Mortgage Deed and Security Agreements granted by Borrower to Bank in connection with this Credit Loan on properties located in the Towns of Windsor and Bloomfield, Connecticut.

3.                                      Interest Rate and Payments.

A.                                    During the initial term (the “Initial Term”):

(i)                                     Commencing May 1, 2013 and on the first day of each calendar month thereafter up to and including May 1, 2015, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate (hereinafter defined), as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgages. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)                                  The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgages or any other document executed and delivered by Borrower to the Bank in connection with the Credit Loan (collectively, the “Other Security Documents”), shall be due and payable on May 1, 2015 (the “Maturity Date”), unless extended in accordance with Section 6 hereof, or sooner as provided herein.

B.                                    If the Credit Loan is extended for one (1) additional period of one (1) year (the “Extended Term”) in accordance with Section 6 hereof:

(i)                                     Commencing May 1, 2015 and on the first day of each calendar month of the Extended Term up to and including May 1, 2016, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate, as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgages. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)                                  The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgages or the Other Security Documents shall be due and payable on May 1, 2016 (the “Extended Maturity Date”) or sooner as provided herein.

C.                                    Interest shall be calculated on the basis of the actual number of days elapsed in a 360 day year.

4.                                      Prepayments. Borrower shall have the right to prepay outstanding Advances under the Credit Loan in whole at any time or in part from time to time, upon payment of any Breakage Costs (as defined in Section 2 above) without premium or penalty and principal amounts repaid may be re-borrowed, in whole or in part, up to the Credit Loan and subject to the terms of this Agreement. Prepayments shall be applied first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the outstanding principal balance of the Advances in the inverse order of their date of advancement. Prepayments shall not affect the duty of Borrower to pay interest when due or change the amount of such interest payments and shall not affect or impair the right of the Bank to pursue all remedies available to the Bank under this Agreement, the Note, the Mortgages or the Other Security Documents.

5.                                      Notice of Borrowing. Borrower shall give the Bank two (2) Business Days’ prior notice of its request for an Advance under the Credit Loan and shall deliver to the Bank with respect thereto a written request (a “Request”). Each Request shall constitute a representation and warranty by Borrower that (i) no default or Event of Default or event which with the passing of time or the giving of notice, or both, would constitute a default has occurred and (ii) the representations and warranties of Borrower under this Agreement shall be deemed true and correct as of the effective date of such Advance unless otherwise disclosed to the Bank in writing prior thereto. If any day on which an Advance is to be made is a day on which banks in the Hartford, Connecticut area are permitted to close, such Advance will be made on the next succeeding Business Day.

6.                                 Fees.  Upon execution of this Agreement, Borrower shall pay a fee of 1/2 of one percent (0.50%) of the maximum face amount of the Credit Loan.  Borrower shall pay on each anniversary of the date hereof the following fee: (i) 1/8th of one percent (0.125%) of the average undrawn portion of the Credit Loan, if the average outstanding Advances of the Credit Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, are equal to or less than one hundred percent (100%) of the Credit Loan. In addition, Borrower shall pay a fee of 1/4 of one percent (0.25%) of maximum face amount of the Credit Loan if Borrower exercises the Extension Option as more fully addressed in Section 8 below contained herein.  Borrower hereby acknowledges and agrees that the Bank is authorized to pay itself the foregoing fees on the dates specified herein.

7.                                 Letters of Credit.  During the term of this Credit Loan, at the request of Borrower, Bank may issue standby letters of credit with a maturity not to extend beyond the Maturity Date, or the Extended Maturity Date, once it has been exercised, the repayment of which shall be secured by the Mortgages and Other Security Documents.  In calculating the amount available for Advances under this Credit Loan, the amount of any outstanding letters of credit, including amounts drawn on any letters of credit and not yet reimbursed, shall be deducted from the amount available, which obligation shall include without limitation, that certain letter of credit in favor of Lower Nazareth Township issued by Bank on April 16, 2013.  Any sums drawn on any letters of credit shall be deemed to be Advances under this Loan Agreement, and shall be repaid by Borrower in accordance with the terms and conditions of the Note and this Agreement.  Fees will be payable for issuance of letters of credit in accordance with Bank’s fee schedule for issuance of letters of credit.

8.                                Extension Option. The Credit Loan shall expire on the Maturity Date. Notwithstanding the foregoing, Borrower shall have the option to extend the Credit Loan for one (1) additional period of one (1) year (the “Extension Option”), but only if (a) no default exists under this Agreement, the Note, the Mortgages or the Other Security Documents at the time the Extension Notice (as hereinafter defined) is given, and on the Maturity Date, (b) in order to elect the Extension Option, Borrower so elects by written notice (the “Extension Notice”) to the Bank delivered in accordance with the requirements of this Agreement not later than thirty (30) nor earlier than ninety (90) days prior to the Maturity Date, (c) Borrower shall execute all documents the Bank determines are reasonably necessary to extend the Credit Loan, (d) Borrower shall obtain and deliver to the Bank, all at the sole cost and expense of Borrower, an updated title report for the Property, together with a “date down” title insurance endorsement insuring the security interest of the Mortgages as a first lien on the Property, (e) there shall be no material adverse change in the Property or the financial condition of Borrower, in each instance determined by the Bank in its sole discretion, and (f) Borrower shall pay all costs and expenses incurred in connection with such extension, including, but not limited to, the Bank’s attorneys’ fees and disbursements, title charges and recording fees, and an extension fee of 1/4 of one percent (0.25%) of the then maximum face amount of the Credit Loan, payable upon Bank’s confirmation that Borrower’s exercise of the Extension Option has been accepted.

9.                                      Security. The Credit Loan, together with interest thereon and all other charges and amounts payable by, and all other obligations of Borrower to the Bank, with respect to the Property (as hereinafter defined), whenever incurred, direct or indirect, absolute or contingent shall be secured by the following “Security” which Borrower agrees to provide and maintain:

(a)                                 Windsor Mortgage. A first priority Open-End Mortgage and Security Agreement, given by Borrower in favor of the Bank, dated the date hereof (the “Windsor Mortgage”), on Borrower’s right, title and interest in and to (i) Borrower’s fee estate in certain property located at 21-25 Griffin Road North, Windsor, Connecticut, as more particularly described therein (the “Windsor Property”), (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, licenses and permits and general intangibles), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Windsor Property, (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower whether now owned or hereafter acquired and located at and used exclusively at the Windsor Property as specified in the Windsor Mortgage.

(b)                                 Bloomfield Mortgage. A first priority Open-End Mortgage and Security Agreement, given by Borrower in favor of the Bank, dated the date hereof (the “Bloomfield Mortgage”; the Windsor Mortgage and the Bloomfield Mortgage shall collectively be referred to herein as the “Mortgages”), on Borrower’s right, title and interest in and to (i) Borrower’s fee estate in certain property located at 310-340 West Newberry Road, Bloomfield, 204-206 West Newberry Road, Bloomfield, 29-35 Griffin Road South and 210 West Newberry Road, Bloomfield, and 55 Griffin Road South, Bloomfield, as more particularly described therein (collectively, the “Bloomfield Property”; the Windsor Property and the Bloomfield Property shall be collectively referred to herein as the “Property”), (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, licenses and permits and general intangibles), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Bloomfield Property, (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower whether now owned or hereafter acquired and located at and used exclusively at the Bloomfield Property as specified in the Bloomfield Mortgage, but excluding general business assets of Borrower used at its office in the building known as 204 West Newberry Road.

(c)                                  Assignment of Leases and Rents-Windsor Property. A first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Windsor Property and all income and profits to be derived from the operation and leasing of the Windsor Property.

(d)                                 Assignment of Leases and Rents-Bloomfield Property. A first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Bloomfield Property and all income and profits to be derived from the operation and leasing of the Bloomfield Property.

(e)                                  Environmental Indemnification Agreement.  An environmental indemnification agreement with respect to environmental matters from Borrower.

(f)                                   Assignment of Contracts and Permits. A collateral assignment of all contracts, including, but not limited to, development contracts, operating agreements, licenses, insurance proceeds, management agreements, and other agreements and plans, specifications and permits affecting the Property from Borrower.

(g)                                  Financing Statements. Uniform Commercial Code Financing Statements in favor of the Bank giving notice of a security interest, which Financing Statements are to be filed in the appropriate public records on or about the date hereof.

10.                               Representations and Warranties. Borrower makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties so long as any part of the Credit Loan is unpaid or as otherwise specifically provided herein below:

(a)                                 Good Standing and Authority. Borrower is corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized to do business in the State of Connecticut. Borrower has the power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of property requires such licensing or such qualification; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Note, the Mortgages and the Other Security Documents, all of which have been duly authorized by all proper and necessary corporate and shareholder action, as appropriate. The execution and delivery of this Agreement, the Note, the Mortgages and the Other Security Documents is not and will not be in violation of any agreement to which Borrower is a party. No consent of any kind is required for Borrower to enter into or perform this Agreement or to execute and deliver the Note.

(b)                                 Financial Condition. Borrower has furnished to the Bank its most current financial statements, which fairly represent the results of the operations and transactions of Borrower and the Property as of the dates and for the period referred to therein, and have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) during each interval involved and from interval to interval. As of the date hereof, there have not been any materially adverse changes in the condition of the Property or in the financial condition of Borrower which have a material adverse impact on Borrower’s ability to perform its obligations with respect to the Credit Loan.

(c)                                  Taxes. Borrower has duly filed all consolidated federal and other tax returns required to be filed and has duly paid all taxes required by such returns. Borrower has not received any notice from the Internal Revenue Service or any other taxing authority proposing additional unpaid taxes, except as otherwise disclosed to the Bank.

(d)                                 Litigation. There are not any actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, adversely affect the Property, assets, financial condition or business of Borrower or impair the right of Borrower to carry on its operations, substantially as now conducted.

(e)                                  Environmental Laws. Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorization or other consents required by, and is not in material violation of, any applicable local, state or federal health or environmental law, ordinance, rule, regulation or order.

(f)                                   No Event of Default. No Event of Default has occurred and no event has occurred which with the giving of notice or lapse of time or both would constitute an Event of Default.

(g)                                  Use of Proceeds. Borrower shall not use any part of the proceeds of the Credit Loan to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)                                 Valid and Binding. This Agreement, the Note, the Mortgages and the Other Security Documents constitute legal, valid and binding obligations of Borrower, and each constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with the respective terms thereof subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

11.                               Affirmative Covenants. So long as any part of the Credit Loan is unpaid, Borrower shall:

(a)                                 Net Operating Income. Maintain net operating income of the Property (excluding depreciation and amortization), equal to or greater than one hundred twenty-five percent (125%) of the interest due on the Credit Loan (calculated as if the Credit Loan was fully advanced), subject to certain adjustments as to the amount of the Credit Loan, as the case may be, in accordance with the terms and conditions of Section 17 hereof.

(b)                                 Loan to Value Ratio.  Maintain a maximum ratio of the amount of the Credit Loan to the appraised value of the Property of not more than sixty-five percent (65%).

(c)                                  Minimum Net Worth/Total Shareholder’s Equity.  Maintain total shareholder’s equity and minimum net worth of not less than Eighty Million ($80,000,000) Dollars.

(d)                                 Current Liquidity.  Maintain a ratio of current assets (excluding inventories) to current liabilities of at least 1.0:1.0; provided that adjustments shall be made in the computation of such ratio to exclude from current liabilities amounts for deferred revenues, accounts payable and accrued liabilities related to inventories, accounts payable and accrued liabilities related to construction and/or development of real estate assets and principal and interest due on the current portion of long term debt.

(e)                                  Total Debt Plus Preferred Stock Ratio.Maintain a ratio of total debt, plus preferred stock, to total assets not to exceed fifty (50%) percent of the total fair market value of Borrower’s assets.

(f)                                   Future Financial Statements. Furnish to the Bank all financial statements and other information, books and records as required in accordance with the terms and conditions of Section 12 of the Mortgages.

(g)                                  Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of this Agreement) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided however, that Borrower may dispute or appeal any such charges in good faith in accordance with applicable law, provided that Borrower pays all sums required by statute during the pendency of any such proceeding and provided that no foreclosure or enforcement action which jeopardizes Bank’s security is commenced.

(h)                                 Insurance. As required in accordance with the terms and conditions of the Mortgages, keep all of the Property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks, in coverage, form and amount satisfactory to the Bank.

(i)                                     Litigation. Promptly notify the Bank in writing as soon as Borrower has knowledge thereof, of the institution or filing of any litigation, or governmental or regulatory proceeding against, or investigation of, Borrower: a) the outcome of which may materially and adversely affect the finances or operations of Borrower, or Borrower’s ability to fulfill its obligations hereunder, or which involves more than $500,000.00, unless fully covered by insurance; or b) which questions the validity of this Agreement, the Note, the Mortgages or the Other Security Documents, or any action taken pursuant thereto; and furnish or cause to be furnished to the Bank such information regarding any such matter as the Bank may request.

(j)                                    Good Standing; Business. Maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of its property requires such qualification or licensing; and engage only in the business conducted by it on the date of this Agreement.

(k)                                 Operating Accounts.  Move to and maintain its cash management and depository functions at Bank.

The covenants contained in Subsections (a) through (e) hereof shall be tested annually as of the end of Borrower’s fiscal year and Borrower shall submit all documentation reasonably necessary for the Bank to make its determination as to compliance to Bank. If Borrower is not in compliance with any of the covenants contained in Subsections (a) through (e) hereof as of the date of testing of such covenant, and fails to cure such breach within ninety (90) days after written notice from Lender, such breach shall constitute an Event of Default.

12.                               Negative Covenants. So long as any part of the Credit Loan is unpaid, Borrower shall not:

(a)                                 Negative Pledge. Borrower shall not guaranty any loan facilities, other than guarantys for the benefit of its subsidiaries, during the Credit Loan without prior written consent of the Bank.  Borrower further agrees not to grant any blanket lien on all or substantially all of its assets to any other lender. Notwithstanding the foregoing, Borrower may take on additional indebtedness unrelated to the Property and secured by other properties or groups of properties not encumbered by this Loan without the prior written consent of the Bank; provided Borrower is not in default under the Note, this Agreement, the Mortgages or the Other Security Documents at the time of the initial closing for such indebtedness. If Borrower is in default under this Agreement, the Mortgages or the Other Security Documents, the Bank’s prior written consent shall be required, which consent can be withheld for any reason or no reason. Borrower’s breach of the foregoing covenant shall constitute an Event of Default of this Agreement.

(b)                                 Encumbrances. Create, incur, assume or suffer to exist any Mortgages, lien, security interest, pledge or other encumbrance on the Property, except in favor of the Bank, without Bank’s prior written consent, which may be granted of withheld in Bank’s sole discretion.

(c)                                  Sale of the Property. Convey, sell, transfer, lease (except as otherwise permitted in accordance with the terms of Section 13(h) of the Mortgages), or sell and lease-back all or any substantial portion of the Property or Borrower’s business to any other person, firm or corporation except in the ordinary course of business.

13.                               Event of Default. The term “Event of Default” as used herein shall mean an Event of Default as defined in the Mortgages.

14.                               Remedies. Upon the happening of one or more Events of Default which continues beyond any applicable notice, grace or cure periods, the Note shall become immediately due and payable, without presentation, demand or notice of any kind to Borrower, and the Bank may pursue any and all remedies provided for hereunder, or under the Note, the Mortgages or any one or more of the Other Security Documents.

15.                               Default Rate. Upon the occurrence of an Event of Default which continues beyond any applicable notice, grace or cure periods, the Bank shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal balance of the Note at a rate that is the lesser of five percent (5%) per annum over the Applicable Interest rate, or the maximum rate permitted by applicable law (the “Default Rate”). The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the date upon which the Event of Default is cured or (ii) the date upon which the outstanding Advances are paid in full. Interest calculated at the Default Rate shall be added to the balance of the outstanding Advances, and shall be deemed secured by the Mortgages.

16.                               Late Payment Charge. If any monthly installment of principal and interest (but not including the principal due at maturity) is not paid on or prior to the tenth (10th) day after the date on which it is due, Borrower shall pay to the Bank upon demand an amount equal to the lesser of five percent (5%) of such unpaid portion of the outstanding monthly installment of principal and interest then due or the maximum amount permitted by applicable law, to defray the expense incurred by the Bank in handling and processing such delinquent payment and to compensate the Bank for the loss of the use of such delinquent payment, and such amount shall be secured by the Mortgages and the Other Security Documents.

17.                               Termination Right; Continuation of Obligation. Borrower shall have the right at any time and from time to time upon at least five (5) Business Days’ prior written notice to the Bank to (i) elect to terminate the Credit Loan and pay the entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgages or the Other Security Documents in order to terminate the Credit Loan, in which event the Bank will have no further obligation to fund further Advances, or (ii) permanently reduce the Credit Loan available under this Agreement to an amount selected by Borrower, subject to the Bank’s prior written approval and provided the reduced Credit Loan amount shall not exceed sixty-five percent (65%) of the then current appraised fair market value of the Property, on a “leased fee interest” basis, as determined by the Bank in its sole discretion, in which event the Bank shall have no further obligation to fund any Advances above the reduced Credit Loan amount. Notwithstanding the foregoing, no termination of the Credit Loan and no refusal by the Bank to make future Advances hereunder shall affect Borrower’s obligations and liabilities hereunder, under the Note, the Mortgages or the Other Security Documents or the Bank’s rights, powers or remedies with respect thereto, including, without limitation, the Bank’s rights with respect to the Property or otherwise arising following such termination. All of the Bank’s rights, liens and security interests shall continue after any termination until all obligations of Borrower to the Bank shall have been finally paid and satisfied in full.

18.                   Partial Release; Substitute Property.

(a)                                 Partial Release. Borrower shall be entitled to a partial release of the Property from the lien of the Mortgages (a “Partial Release”) provided that (i) the Credit Loan and the Bank’s commitment to fund the Credit Loan shall be simultaneously reduced to an amount which shall not exceed sixty-five percent (65%) of the then current appraised fair market value of the balance of the Property which is not to be released from the lien of the Mortgages, on a “leased fee interest” basis, as determined by the Bank in its sole discretion, and (ii) the Release Conditions (as defined below) shall be satisfied in all respects.

(b)                                 Release Conditions. It shall be a condition precedent to the Bank’s obligation to issue and deliver the Partial Release that all of the following conditions be satisfied as determined by the Bank in its sole discretion (collectively, the “Release Conditions”): (i) no Event of Default exists under this Agreement, the Note, the Mortgages or the Other Security Documents which remains uncured at the time the Release Notice (as hereinafter defined) is received by the Bank and at the time the Bank issues and delivers the Partial Release, (ii) Borrower delivers to the Bank a written request for the Partial Release (the “Release Notice”), (iii) the Bank delivers to the Borrower the Bank’s written consent to the Partial Release, which consent will not be unreasonably withheld, (iv) the Bank receives all third party reports as the Bank reasonably requires in connection with the Partial Release, including, without limitation, updated appraisals, title reports, surveys, and the like, each acceptable to the Bank in its sole discretion, (v) Borrower shall execute and deliver to the Bank all documents and instruments as the Bank or the Bank’s counsel in their judgment deems necessary to document the Partial Release, which shall be in form and substance satisfactory to the Bank, and (vi) Borrower pays all expenses incurred by the Bank in connection with the Partial Release, including, but not limited to, recording charges, title charges and reasonable attorneys’ fees. In addition to all of the above, it shall be a condition precedent to the Bank’s obligation to issue and deliver the Partial Release that the Bank shall be satisfied that in granting any Partial Release the balance of the Property shall continue to be subject to the lien of the Mortgages and will not be affected in any way which, in the sole judgment of the Bank or the Bank’s counsel, would adversely affect the security position of the Bank under the Mortgages.

(c)                                  Substitute Property. Provided that the Substitution Conditions (as defined below) are satisfied in all respects, Borrower shall be entitled, either simultaneously or after the Bank issues any Partial Release in accordance with the terms and conditions of Subsections 18(a) and (b) herein above, to substitute, or add properties owned by the Borrower or any of its subsidiaries (each such property a “Substitute Property”) to the Property securing the Credit Loan, thereby increasing the Credit Loan (and the Bank’s commitment to fund the Credit Loan) to an amount which shall not exceed the lesser of (i) $12,500,000.00; or (ii) 65.00% of the then current aggregate appraised fair market value of the Property and each Substitute Property, on a “leased fee interest” basis, as determined by the Bank in its sole discretion (the “Modified Credit Loan”).

(d)                                 Substitution Conditions. It shall be a condition precedent to the Bank’s obligation to substitute or add any Substitute Property to the Property securing the Credit Loan that the following conditions be satisfied as determined by the Bank in its sole discretion (collectively, the “Substitution Conditions”): (i) no Event of Default exists under this Agreement, the Note, the Mortgages or the Other Security Documents which remains uncured at the time the Substitution Notice (as hereinafter defined) is received by the Bank and at the time of the closing of the Modified Credit Loan, (ii) Borrower delivers to the Bank a written request to substitute or add the Substitute Property to the Property securing the Credit Loan (the “Substitution Notice”), (iii) the Bank delivers to the Borrower the Bank’s written approval of the Substitute Property and the Modified Credit Loan, including, but not limited to, the Bank’s review of the Modified Credit Loan and approval from the Bank’s credit department, which approval may be withheld for any reason or no reason, (iv) the Bank receives all third party reports as the Bank reasonably requires in connection with the Substitute Property and the Modified Credit Loan, including, without limitation, updated appraisals, title reports, surveys which meet the Bank’s survey requirements previously furnished to Borrower in connection with the original closing of the Credit Loan, and Phase I Environmental Assessment Reports, and the like, each acceptable to the Bank and its counsel in their discretion, (v) the Bank receives with respect to each Substitute Property a Mortgagee’s title insurance policy which meets the Bank’s title insurance requirements, to the satisfaction of the Bank and its counsel, (vi) Borrower shall execute and deliver to the Bank with respect to each Substitute Property the following documents and instruments, each in form and substance satisfactory to the Bank: (a) all documents and instruments as the Bank or the Bank’s counsel in their judgment deems necessary to provide the Bank with a first Mortgages lien on each Substitute Property, including, but not limited to, an open-end Mortgages and security agreement or a modification of the Mortgages, each securing the

Modified Credit Loan, (b) a first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Substitute Property and all income and profits to be derived from the operation and leasing of the Substitute Property, (c) one or more UCC financing statements as the Bank may reasonably require, (d) an environmental indemnification agreement with respect to environmental matters with respect to the Substitute Property, and (e) a collateral assignment of all contracts, including, but not limited to, development contracts, operating agreements, licenses, insurance proceeds, management agreements, and other agreements and plans, specifications and permits affecting the Substitute Property, (vii) Borrower shall deliver to the Bank with respect to each Substitute Property or in connection with the Modified Credit Loan such other documents, certificates, opinions and assurances as the Bank or the Bank’s counsel may request in their sole discretion reasonably exercised, in form and substance acceptable to the Bank, including, but not limited to, such documents, certificates, opinions and assurances and requirements that were delivered by Borrower to the Bank in connection with the original Credit Loan Facility, and (vii) Borrower pays all expenses incurred by the Bank in connection with the Substitute Property, the Modified Credit Loan or the foregoing, including, but not limited to, recording charges, title charges and reasonable attorneys’ fees. In addition to all of the above, it shall be a condition precedent to the Bank’s obligation to substitute or add any Substitute Property to the Property securing the Credit Loan that the Bank shall be satisfied that the Property shall continue to be subject to the lien of the Mortgages and will not be affected in any way which, in the sole judgment of the Bank, would adversely affect the security position of the Bank under the Mortgages.

19.                               Expenses and Counsel Fees. Borrower shall reimburse the Bank promptly for all of its out-of-pocket expenses incurred in connection with this Agreement or the Credit Loan, including, without limitation, filing fees, recording fees, any taxes (other than income taxes payable by the Bank) which the Bank may be required to pay in connection with the execution and delivery of this Agreement and the Other Security Documents. Borrower shall also pay: (i) all costs and expenses of the Bank (including, without limitation, reasonable Fees and disbursements of counsel) incidental to the preparation and negotiation of this Agreement and the documents referred to herein, and (ii) all costs and expenses of the Bank (including, without limitation, fees and disbursements of counsel) incidental to the protection of the rights of the Bank hereunder and the enforcement of the Bank’s rights, powers and remedies hereunder and thereunder, whether by judicial proceedings or otherwise, including, without limitation, such costs and expenses incurred in the course of bankruptcy or liquidation proceedings. The obligations of Borrower hereunder shall survive the termination of this Agreement and the final and indefeasible payment in full of the outstanding Advances under the Credit Loan.

20.                           Miscellaneous.

(a)                                 Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement signed by a duly authorized officer of Borrower and duly authorized officer of the Bank.

(b)                                 Delays and Omissions. No delay or omission by the Bank in exercising any right or remedy hereunder or with respect to the Credit Loan shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

The Bank may remedy any default by Borrower hereunder or with respect to the Credit Loan in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower, and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of the Bank hereunder, under the Note and the Other Security Documents, under any other agreement and otherwise are cumulative; if any provision of this Agreement is inconsistent with any provision of any other agreement between the Bank and Borrower, the provisions of this Agreement shall control.

(c)                                  Successors and Assigns. Borrower and the Bank as used herein shall include the legal representatives, successors and assigns of those parties.

(d)                                 Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Connecticut without regard to its principles of conflicts or choice of laws.

(e)                                  Usury Law. The Note and this Agreement are subject to the express condition that at no time shall Borrower be obligated or required to pay interest or the principal balance due under the Note at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of the Note or this Agreement, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Bank for the use, forbearance, or detention of the Credit Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the outstanding Advances does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Credit Loan for so long as the Advances are outstanding.

(f)                                   Inapplicable Provisions. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance; provided, however, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

(g)                                  Further Assurances. At any time and from time to time, upon the reasonable request of the Bank, Borrower shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such other documents or instruments and do such other acts and things as the Bank may reasonably request in order to fully effectuate the terms of this Agreement and the Other Security Documents. The foregoing may include, without limitation, executing documents to confirm the amount of the Advances outstanding under the Credit Loan from time to time, and the date and amount of payments made in respect of the Credit Loan. All such requests shall receive the full cooperation and compliance by Borrower within seven (7) Business Days of the Bank making such requests. The failure of

Borrower to comply with the obligations set forth in this Subsection 20(g) shall constitute an Event of Default.

(h)                                 No Assignment. The rights and obligations of Borrower under this Agreement shall not be assigned or delegated, in whole or in part, without the prior written consent of the Bank, and any purported assignment or delegation without the prior written consent of the Bank shall be void.

(i)                                     Notices. All notices requests, reports or other communications (each, a “Notice”) required hereunder or under the Note or any Other Security Document shall be in writing and shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:                                                                                                               Griffin Land & Nurseries, Inc.

One Rockefeller Plaza, Suite 2301

New York, New York 10020

Attention: Mr. Frederick M. Danziger

Chairman and Chief Executive Officer

With a copy to:                                                            Griffin Land & Nurseries, Inc.

90 Salmon Brook Street

Granby, Connecticut 06035

Attention: Mr. Anthony J. Galici

Vice President and Chief Financial Officer

Murtha Cullina LLP

CityPlace I

185 Asylum Street

Hartford, Connecticut 06103-3469

Attention: Thomas M. Daniells, Esq.

If to the Bank:                                                                                                               Webster Bank, N. A.

CityPlace II — 185 Asylum Street

Hartford, Connecticut 06103

Attention:  Sean Mulready, Vice President

With a copy to:                                                                                                            Hinckley, Allen & Snyder LLP

20 Church Street

Hartford, Connecticut 06103

Attention: Jorie T. Andrews, Esq.,

or to such other address as any party may designate for itself by like notice.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

21.                               Right of Offset. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the other obligations to the Bank by Borrower, whether or not the Bank shall have made any demand under this Agreement or otherwise and even if such obligation may be unmatured upon reasonable notice to Borrower. The rights of the Bank under this provision are in addition to any and all other rights and remedies available to the Bank.

22.                               No Oral Modification. This Agreement embodies the entire agreement and understanding between Borrower and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof. Any modification, amendment or waiver of or with respect to any provision of this Agreement must be made in a writing signed by both the Bank and Borrower and their respective successors and, subject to the terms hereof with respect to Borrower, assigns. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements among the parties. Borrower and the Bank acknowledge that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other loan documents in connection herewith with its legal counsel and that this Agreement and the other loan documents shall be consulted as if jointly drafted by Borrower and the Bank.

23.                               WAIVER OF TRIAL BY JURY. THE BANK AND BORROWER EACH HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN INSTRUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED PURSUANT TO OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. BORROWER AND THE BANK EACH AGREES THAT THE COURTS OF THE STATE OF CONNECTICUT HAVE EXCLUSIVE JURISDICTION OVER ANY ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH EXCEPT AS SPECIFICALLY PROVIDED IN SUCH OTHER AGREEMENT AND BORROWER AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. BORROWER AND THE BANK EACH HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT. FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE, SUBJECT TO ANY RIGHT OF APPEAL, AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

THE PARTIES HERETO have signed this Agreement as of the date written above.

BORROWER:

GRIFFIN LAND & NURSERIES, INC.,
a Delaware corporation

By:	/s/ Anthony J. Galici
Name:	Anthony J. Galici
Title:	Vice President and Chief Financial Officer

BANK:

WEBSTER BANK, N.A,
a national banking association

By:	/s/ Sean Mulready
Name:	Sean Mulready
Title:	Vice President